Exhibit 99.1

New York Mortgage Trust, Inc.
33% Increase in Second Quarter 2008 Common Stock Dividend
Updates Second Quarter Earnings Guidance

NEW YORK, NY - June 30, 2008 - New York Mortgage Trust, Inc. (the “Company”) (NASDAQ: NYMT) announced today that its Board of Directors declared a cash dividend of $0.16 per share on shares of its common stock for the quarter ended June 30, 2008. The dividend is payable on July 25, 2008, to common stockholders of record as of July 10, 2008.

In addition, the Board of Directors declared a dividend of $0.50 per share, on Series A Preferred Stock for the 2008 second quarter in accordance with the terms of the Series A Preferred Stock. The dividend will be payable on July 31, 2008 to stockholders of record on June 30, 2008.

The Company also announced that it was updating its previously issued earnings guidance of $0.16 to $0.20 per share to $0.20 to $0.22 per share for its 2008 second quarter. This estimate is based upon the Company's current and assumed liquidity position, investment portfolio margins, principal reinvestment plans, its securitized loan portfolio delinquency and loss performance, and assumes the waiver of liquidated damages that accrued pursuant to a registration rights agreement related to its February 2008 private offering of common stock. The risks to this earnings estimate include, among other things, increased haircut requirements and/or Agency MBS margin calls that could result in securities sales, reduced access to financing, an unexpected increase in the delinquency or loss rates in the Company’s securitized loan portfolio and failure to obtain the liquidated damages waiver described above.

During the second quarter, the Company resolved approximately $4.3 million in REO properties and approximately $4.9 million in loans greater than 60 days delinquent held in securitization trusts. As of June 30, 2008, the Company had 1.18% of loans greater than 60 days delinquent and 0.13% in REO properties as compared to 1.82% and 1.21% as of March 31, 2008, respectively.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President,	Joe Calabrese (General) 212-827-3772
Chief Financial Officer	Scott Eckstein (Analysts) 212-827-3776
Phone: 212-792-0107
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, a rise in interest rates or an unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.